Exhibit 99.1

        National Atlantic Reports Second Quarter 2006 Financial Results

     FREEHOLD, N.J.--(BUSINESS WIRE)--Aug. 10, 2006--National Atlantic Holdings Corporation (Nasdaq: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, N.J., today announced financial results for the second quarter and six months ended June 30, 2006.
     Net income for the three months ended June 30, 2006 was $3.0 million or $0.26 per share (diluted), compared with net income of $1.6 million or $0.15 per share (diluted) for the three months ended June 30, 2005. Net income for the six months ended June 30, 2006 was $7.0 million or $0.61 per share (diluted), compared with net income of $5.9 million or $0.77 per share (diluted) for the six months ended June 30, 2005.
     Diluted earnings per share for the three months ended June 30, 2006 were based on weighted average common shares (diluted) of 11,479,400 compared with weighted average common shares (diluted) 10,117,632 for the three months ended June 30, 2005. Diluted earnings per share for the six months ended June 30, 2006 were based on weighted average common shares (diluted) of 11,444,546 compared with weighted average common shares (diluted) of 7,690,382 for the six months ended June 30, 2005. Book value per share for the six months ended June 30, 2006 was $12.68, compared with $12.34 for the year ended December 31, 2005.
     "We have made significant progress toward implementing our strategy for the New Jersey insurance marketplace," said James V. Gorman, Chairman and Chief Executive Officer. "We believe that the diversification of our property/casualty business will continue to enhance our earnings outlook and help us to achieve our primary objective of building long-term shareholder value," he said.
     "We instituted a share repurchase program at the beginning of July and, to date, have repurchased a total of 24,790 shares," said James. V. Gorman, Chairman and Chief Executive Officer. "We believe that our shares represent an attractive investment value and are committed to enhancing shareholder value over the long-term," he said.
     Total revenues for the three months ended June 30, 2006 decreased by $2.2 million, or 4.9%, to $43.0 million from $45.2 million for the three months ended June 30, 2005, 2005. Total revenues for the six months ended June 30, 2006 decreased by $9.3 million, or 9.7%, to $86.2 million from $95.5 million for the six months ended June 30, 2005. The decrease in revenues relates primarily to the decrease in net earned premiums for the period.

     Premiums

     Direct written premiums for the three months ended June 30, 2006 decreased by $10.3 million, or 16.4%, to $52.5 million from $62.8 million in the comparable 2005 period. Direct written premiums for the six months ended June 30, 2006 decreased by $33.3 million, or 27.1%, to $89.8 million from $123.1 million in the comparable 2005 period. These decreases are due to the attrition of closed agent business that was acquired as part of previous replacement carrier transactions, which was offset by an increase in new business generated by our Partner Agents as well as additional premiums generated by our newer replacement carrier transactions with The Hartford and Hanover insurance groups.
     Net written premiums for the three months ended June 30, 2006 decreased by $10.5 million, or 17.6%, to $49.2 million from $59.7 million in the comparable 2005 period. Net written premiums for the six months ended June 30, 2006 decreased by $31.9 million, or 27.4%, to $84.5 million from $116.4 million in the comparable 2005 period. The decrease in net written premiums for the three and six months ended June 30, 2006 was due to the decrease in direct written premiums for the same periods.
     Net earned premiums for the three months ended June 30, 2006 decreased by $3.2 million, or 7.7%, to $38.5 million from $41.7 million in the comparable 2005 period. Net earned premiums for the six months ended June 30, 2006 decreased by $11.8 million, or 13.2 7%, to $77.3 million from $89.1 million in the comparable 2005 period.
     "Our Partner Agents have achieved excellent results in the first half of 2006. New business generated increased 64% over the first quarter of 2006," Mr. Gorman said. "Largely as a result of our highly successful advertising campaign aimed at small business owners, our commercial lines business grew by more than 50% in the first half of 2006. Homeowners and commercial lines now represent 32% of our total business portfolio," he said.

     Line of Business Data

     The table below shows our revenues in each of our lines of business for the periods indicated and the year-over-year percentage changes.


                    For the Quarter Ended June 30,
             Direct Written Premiums by Line of Business,
                            (in thousands)

                                  2006      2005   Change    % Change
Private Passenger Auto        $ 35,951  $ 51,254  $(15,304)    (29.9)%
Homeowners                       7,868     5,639     2,229      39.5 %
Total Commercial Lines           8,688     5,900     2,788      47.2 %
                               --------  --------  --------

Total                         $ 52,506  $ 62,793  $(10,287)    (16.4)%


                    For the Quarter Ended June 30,
                Net Earned Premiums by Line of Business
                            (in thousands)

                                  2006      2005   Change    % Change
Private Passenger Auto        $ 27,207  $ 35,210  $ (8,003)    (22.7)%
Homeowners                       4,833     4,052       781      19.3 %
Total Commercial Lines           6,424     2,477     3,947     159.4 %
                               --------  --------  --------

Total                         $ 38,464  $ 41,739  $ (3,275)     (7.8)%


                   For the Six Months Ended June 30,
             Direct Written Premiums by Line of Business,
                            (in thousands)

                                  2006      2005   Change    % Change
Private Passenger Auto        $ 61,152  $102,052  $(40,899)    (40.1)%
Homeowners                      12,386    10,223     2,163      21.2 %
Total Commercial Lines          16,300    10,789     5,511      51.1 %
                               --------  --------  --------

Total                         $ 89,838  $123,063  $(33,225)    (27.0)%


                   For the Six Months Ended June 30,
                Net Earned Premiums by Line of Business
                            (in thousands)

                                  2006      2005   Change    % Change
Private Passenger Auto        $ 55,758  $ 74,951  $(19,193)    (25.6)%
Homeowners                       9,160     7,667     1,493      19.5 %
Total Commercial Lines          12,392     6,491     5,900      90.9 %
                               --------  --------  --------

Total                         $ 77,310  $ 89,109  $(11,799)    (13.2)%


     Investment Income

     Investment income for the three months ended June 30, 2006 increased by $0.9 million, or 29.0%, to $4.0 million from $3.1 million in the comparable 2005 period. Investment income for the six months ended June 30, 2006 increased by $2.4 million, or 44.4%, to $7.8 million from $5.4 million in the comparable 2005 period. The increase was due primarily to an increase in our average book yield to maturity which was 5.67% and 5.05% at June 30, 2006 and 2005, respectively. The increase in yield was due to the purchase of securities with higher yields. In addition, invested assets increased to $309.4 million at June 30, 2006 from $295.7 million at June 30, 2005. The increase in invested assets was primarily due to the capital raised in connection with our initial public offering completed on April 21, 2005.

     Loss and loss adjustment expenses

     Losses and loss adjustment expenses for the three months ended June 30, 2006 decreased by $6.9 million, or 21.5%, to $25.2 million from $32.1 million in the comparable 2005 period. Reserves decreased for the three months ended June 30, 2006 primarily due to the decrease in the loss and loss adjustment expense ratio for the same period. This decrease can be attributed to growth in commercial lines business which traditionally exhibits lower loss ratios and improvement in our claims frequency for personal auto. As a percentage of net earned premiums, losses and loss adjustment expenses incurred for the three months ended June 30, 2006 was 65.5% compared to 77.0% for the three months ended June 30, 2005. The ratio of net incurred losses, excluding loss adjustment expenses, to net earned premiums during 2006 was 65.5% compared to 66.7% for the comparable 2005 period.
     Loss and loss adjustment expenses for the six months ended June 30, 2006 decreased by $14.5 million, or 22.4%, to $50.4 million from $64.9 million in the comparable 2005 period. Reserves decreased for the six months ended June 30, 2006 primarily due to the decrease in the loss and loss adjustment expense ratio for the same period. This decrease can be attributed to growth in commercial lines business which traditionally exhibits lower loss ratios and improvement in our claims frequency for personal auto. As a percentage of net earned premiums, losses and loss adjustment expenses incurred for the six months ended June 30, 2006 was 65.2% compared to 72.8% for the six months ended June 30, 2005. The ratio of net incurred losses, excluding loss adjustment expenses, to net earned premiums during 2006 was 60.7% compared to 62.9% for the comparable 2005 period.

     Conference Call Details

     The Company will host a conference call the morning of August 10, 2006, at 10:00 a.m. Eastern Time (ET). Following a brief presentation by management, participants will have the opportunity to ask questions.
     The conference call can be accessed by dialing 800-299-7928 (U.S. callers) or 617-614-3926 (international callers). Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access to the call, using the passcode 91598403. The conference call can also be accessed via webcast through the Company's web site at www.national-atlantic.com.
     The teleconference will be recorded and a replay will be available from 12:00 p.m. ET on August 10, 2006 until 11:59 p.m. ET on August 17, 2006. To access the replay by telephone, dial 888-286-8010 (U.S. callers) or 617-801-6888 (international callers) and specify passcode 92470018. The teleconference will also be archived on the Investor Relations section of NAHC's website at www.national-atlantic.com.

     About NAHC:

     National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses in the State of New Jersey.
     The Company's flagship insurance product to personal insurance customers is the "High Proformance Policy." This product is designed to attract a broad spectrum of New Jersey residents for their private passenger automobile, homeowners, and personal excess ("umbrella") and specialty property liability coverage.
     For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, and business auto, as well as claims administrative services to self-insured corporations.
     National Atlantic distributes its products exclusively through independent insurance agents, known as "Partner Agents," who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

     Safe Harbor Statement Regarding Forward-Looking Statements

     Management believes certain statements in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.


        NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                   (in thousands, except share data)

                                               June 30,   December 31,
                                             -------------------------
                                                 2006         2005
                                              (Unaudited)  (Unaudited)
                                             -------------------------
Assets:
Investments: (Note 4)
 Fixed maturities held-to-maturity (fair
  value at June 30, 2006 and December 31,
  2005 was $39,947 and $0, respectively)     $    42,200  $         -
 Fixed maturities available-for-sale
  (amortized cost at June 30, 2006 and
  December 31, 2005  was $261,926 and
  $281,010, respectively)                        256,866      278,384
 Equity securities (cost at June 30, 2006
  and December 31, 2005 was $9,515 and
  $12,636, respectively)                           9,894       12,836
 Short-term investments (cost at June 30,
  2006 and December 31, 2005, was $450 and
  $8,800, respectively)                              450        8,800

                                             -------------------------

  Total investments                              309,410      300,020
Cash and cash equivalents                         32,788       39,836
Accrued investment income                          3,659        3,560
Premiums receivable - net (allowance for
 doubtful accounts at June 30, 2006 and
 December 31, 2005 was  $29 and $19,
 respectively)                                    56,421       49,926
Reinsurance recoverables and receivables          37,633       41,057
Deferred acquisition costs                        17,396       17,134
Property and equipment - Net                       2,115        2,062
Taxes recoverable                                      -        1,152
Other assets                                       8,793        7,989

                                             -------------------------
Total assets                                 $   468,215  $   462,736
                                             -------------------------

Liabilities and Stockholders' Equity:

Liabilities:
Unpaid losses and loss adjustment expenses   $   205,581  $   219,361
Unearned premiums                                 89,343       81,546
Accounts payable and accrued expenses              3,097        2,578
Deferred income taxes                             10,163       11,069
Taxes payable                                        860            -
Other liabilities                                 16,043        9,973
                                             -------------------------
  Total liabilities                              325,087      324,527

                                             -------------------------
Commitments and Contingencies                          -            -
                                             -------------------------
Stockholders' equity:
Common Stock, $0.01 par value (50,000,000
 shares authorized;  11,283,890, and
 11,202,190 shares issued as of June 30,
 2006 and December 31, 2005, respectively)        97,558       97,458
Retained earnings                                 49,366       42,353
Accumulated other comprehensive loss              (3,796)      (1,602)
                                             -------------------------
  Total stockholders' equity                     143,128      138,209
                                             -------------------------
Total liabilities and stockholders' equity   $   468,215  $   462,736

                                             ------------ ------------

The accompanying notes are an integral part of the consolidated financial statements.



        NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES

              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
            (in thousands, except earnings per share data)


                         Three Months ended       Six Months ended
                              June 30,                June 30,
                       ----------- ----------- ----------- -----------
                          2006        2005        2006        2005
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)
                       ----------- ----------- ----------- -----------

Revenue:
 Net premiums earned   $   38,464  $   41,739  $   77,310  $   89,109
 Net investment income      4,000       3,068       7,789       5,350
 Realized gains
  (losses) on
  investments - net           113         (16)        298         376
 Other income                 421         427         793         713
                       ----------- ----------- ----------- -----------
  Total revenue            42,998      45,218      86,190      95,548
                       ----------- ----------- ----------- -----------


Costs and Expenses:
 Loss and loss
  adjustment expenses
  incurred                 25,240      32,056      50,386      64,883
 Underwriting,
  acquisition and
  insurance related
  expenses                 12,388      10,250      24,048      20,958
 Other operating and
  general expenses            772         596       1,191         931
                       ----------- ----------- ----------- -----------
  Total costs and
   expenses                38,400      42,902      75,625      86,772
                       ----------- ----------- ----------- -----------

Income before income
 taxes                      4,598       2,316      10,565       8,776
Provision for income
 taxes                      1,571         751       3,553       2,838
                       ----------- ----------- ----------- -----------
Net Income             $    3,027  $    1,565  $    7,012  $    5,938
                       ----------- ----------- ----------- -----------


Net income per share
 Common Stock - Basic  $     0.27  $     0.16  $     0.63  $     0.81
Net income per share
 Common Stock -
 Diluted               $     0.26  $     0.15  $     0.61  $     0.77





        NATIONAL ATLANTIC HOLDINGS CORPORATION AND SUBSIDIARIES
       CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                            (in thousands)

                                                 For the six months
                                                    ended June 30,
                                               ----------------------
                                                  2006        2005
                                               (Unaudited) (Unaudited)
                                               ----------- ----------
Net Income                                     $    7,012  $    5,938

Other comprehensive income - net of tax:
 Net holding (losses) gains arising during the
  period                                           (1,864)        164
 Reclassification adjustment for realized
  losses included in net income                       376          46
 Reclassification adjustment for unrealized
  losses on transfer to held-to-maturity - net       (706)          -

                                               ----------- ----------

  Total other comprehensive (loss) income          (2,194)        210

                                               ---------- -----------

Comprehensive Income                           $    4,818  $    6,148





                          EARNINGS PER SHARE
                      AND BOOK VALUE CALCULATIONS

               For the three months ended   For the six months ended
                         June 30,                    June 30,
               --------------------------- ---------------------------
                   2006          2005          2006          2005
               ------------- ------------- ------------- -------------


Net Income
 applicable to
 common
 stockholders  $  3,027,259  $  1,565,311  $  7,011,953  $  5,937,937

 Weighted
  average
  common shares
  - basic        11,250,350     9,796,490    11,215,496     7,369,240
 Effect of
  dilutive
  securities:
Options             229,050       321,142       229,050       321,142
               ------------- ------------- ------------- -------------
Weighted
 average
 common shares
 - diluted       11,479,400    10,117,632    11,444,546     7,690,382
               ------------- ------------- ------------- -------------

Basic Earnings
 Per Share     $       0.27  $       0.16  $       0.63  $       0.81

               ------------- ------------- ------------- -------------
Diluted
 Earnings per
 Share         $       0.26  $       0.15  $       0.61  $       0.77
               ------------- ------------- ------------- -------------


                   As of         As of
                 June 30,    December 31,
               ------------- -------------
                   2006          2005
               ------------- -------------
Total
 Shareholders
 Equity        $143,127,506  $138,209,495
Total Common
 Shares
 Outstanding     11,283,890    11,202,190
               ------------- -------------
Book Value     $      12.68  $      12.34
               ------------- -------------


     CONTACT: National Atlantic Holdings Corporation
              Frank J. Prudente, 732-665-1145